Exhibit (h)(3)

AMENDMENT TO TRANSFER AGENCY AND SERVICE AGREEMENT

Between HARDING, LOEVNER FUNDS, INC. and THE NORTHERN TRUST COMPANY, dated as of December 18, 2012

WHEREAS:

I.	Reference is made to the Transfer Agency and Service Agreement between The Northern Trust Company (the “Transfer Agent”) and Harding, Loevner Funds, Inc., (the “Company”), dated as of June 2, 2010, as amended from time to time (the “Agreement”).

II.	In addition to the provisions contained in the Agreement, the Transfer Agent and the Company wish to amend the Agreement, as set out in this agreement (the “Amendment Agreement”).

NOW THEREFORE, in consideration of the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

A)	Pursuant to clause 15.1 of the Agreement, Section 1.2(a) of the Agreement is hereby amended and restated as follows:

(a)	Other Services. Perform other services of a transfer agent, dividend disbursing agent, registrar and, as relevant, agent in connection with accumulation, open-account or similar plan (including without limitation any periodic investment plan or periodic withdrawal program), including maintaining all Shareholder accounts, mailing summary prospectuses to direct shareholders for new purchases and, at the request of Harding Loevner, providing a mailing list of current direct shareholders in connection with the mailing of summary or statutory prospectuses, prospectus supplements, statements of additional information and shareholder reports,: withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for direct Shareholders, preparing and mailing confirmation forms and statements of account to direct Shareholders for all purchases and redemptions of Shares and other confirmable transactions in direct Shareholder accounts, preparing and mailing activity statements for direct Shareholders, providing Shareholder account information, and providing the Company with all such reports as the Company or its agents may reasonably require as the Transfer Agency system may support in accordance with the fee arrangement for such reports as set forth on Schedule B hereto.

B)	Pursuant to clause 15.1 of the Agreement, Schedule C (AML Delegation) of the Agreement is hereby amended and restated in its entirety and replaced with the Schedule C attached hereto.

C)	Except as hereby specifically amended, the Agreement as heretofore set forth shall remain in full force and effect.

D)	This Amendment Agreement will be governed by, and construed in accordance with laws governing the Agreement.

E)	The Company represents and warrants that attached hereto is a true and correct copy of a resolution of the Board of Directors of the Company authorizing or approving this Amendment Agreement.

Executed in two originals

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

HARDING, LOEVNER FUNDS, INC.

	By:	/s/ Richard T. Reiter
President

ATTEST:

By:	THE NORTHERN TRUST COMPANY

	By:	/s/ Michael C. Mayer
	Name:	Michael C. Mayer
	Title:	Senior Vice President

ATTEST:

By:

FORM OF SCHEDULE C

AML DELEGATION

Dated: December 18, 2012

1.	Delegation.

1.1	Subject to the terms and conditions set forth in this Agreement, the Company hereby delegates to the Transfer Agent those aspects of the Company’s Anti-Money Laundering Program (the “AML Program”) for accounts of the Company (the “Accounts”) that are set forth in Section 4 below (the “Delegated Duties”). The Delegated Duties set forth in Section 4 may be amended, from time to time, by mutual agreement of the Transfer Agent and Company upon the execution by such parties of a revised Schedule C bearing a later date than the date hereof.

1.2	The Transfer Agent agrees to perform such Delegated Duties, with respect to the Accounts for which the Transfer Agent maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of this Agreement applicable provisions of the Bank Secrecy Act, as amended, including as amended by the USA PATRIOT Act, and its applicable implementing regulations.

2.	Consent to Examination, Monitoring and Review. In connection with the performance by the Transfer Agent of the Delegated Duties, the Transfer Agent understands and acknowledges that the Company remains responsible for assuring compliance with applicable provisions of the Bank Secrecy Act, as amended, including as amended by the USA PATRIOT Act, and its applicable implementing regulations and that the records the Transfer Agent maintains for the Company relating to the Delegated Duties may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. Moreover, the Transfer Agent recognizes that the Company is required to monitor and periodically review the Transfer Agent’s performance of the Delegated Duties. The Transfer Agent hereby consents to the examination and/or inspection by such federal regulators and periodic review and monitoring by the Company and agrees to cooperate with the federal regulators in connection with their review. For purposes of such examination and/or inspection, the Transfer Agent will use its best efforts to make available, during normal business hours and on reasonable notice all required records and information for review by the Company and such federal regulators, and to make appropriate staff of the Transfer Agent available to meet and consult with personnel of the Company and such federal regulators.

3.	Limitation on Delegation. The Company acknowledges and agrees that in accepting the delegation hereunder, the Transfer Agent is agreeing to perform only the Delegated Duties, as may be amended from time to time, and is not undertaking and shall not be responsible for any other aspect of the AML Program for the Company or for the overall compliance by the Company with the USA PATRIOT Act or for any other matters that have not been delegated hereunder. Additionally, the parties acknowledge and agree that the Transfer Agent shall only be responsible for performing the Delegated Duties with respect to the ownership of, and transactions in, the Accounts for which the Transfer Agent maintains the applicable shareholder information.

4.	Delegated Duties.

4.1	Consistent with the services provided by the Transfer Agent and with respect to the ownership of shares in the Company for which the Transfer Agent maintains the applicable shareholder information, the Transfer Agent shall:

(a) Perform the following customer identification and identity verification functions:

i.	Before establishing a relationship with a shareholder, collect all information and/or documentation regarding the shareholder as is necessary to permit the Company to comply with laws, rules and regulations regarding customer identification programs applicable to mutual funds,;

ii.	Refuse to open a new account for a business, entity or other shareholder or prospective shareholder that refuses to provide appropriate identification information or documentation;

iii.	Verify shareholder identity through documentary evidence, non-documentary evidence, or both within a reasonable time after each shareholder’s account has been opened; and

iv.	If a Federal government agency issues a list of known or suspected terrorists, insofar as required by law, rule or regulation applicable to mutual funds, check the list to determine whether a shareholder of the Company appears thereon and comply with Federal directives issued in connection with such lists that are applicable to the Company.

(b) Determine whether any persons or entities engaging in a new account or registration maintenance transaction is listed on the Office of Foreign Assets Control (“OFAC”) Specially Designated Nationals and Blocked Persons list (“OFAC-Listed Entities”) and such other lists or databases as may be required from time to time by law, rule or regulation applicable to the Company, to periodically and as agreed with Company submit all record shareholder names through such databases, and take such other action as required by such applicable law, rule and regulation in the event of a match with OFAC-Listed Entities or such lists or databases.

(c) Review and monitor transactions for suspicious activity in accordance with the Company’s AML program, using criteria as agreed upon and defined in service level agreements, including but not limited to monitoring and tracking cash equivalents as required by current regulatory requirements.

(d) Advise the Company’s AML Officer of any suspicious activity and provide any information required to facilitate the Company’s filing of a suspicious activity report (“SAR”). Advise the Company’s AML Officer of any cash equivalent transactions that would require the filing of IRS Form 8300 to facilitate the Company’s filing of such form.

(e) Maintain the confidentiality of any SAR filing and related documentation, as well as information or documentation that may lead to the discovery that a SAR has or has not been filed with respect to any transaction or series of transactions, in accordance with applicable law. To the extent permissible under applicable law, in the event that the Transfer Agent receives a subpoena or other request for documentation related to a SAR, or information or documentation that may lead to the discovery that a SAR has or has not been filed, the Transfer Agent shall immediately notify the Company and shall not respond to such subpoena or request without first consulting with the Company.

(f) Compare account information to any FinCEN request received by the Company and provided to the Transfer Agent pursuant to USA PATRIOT Act Sec. 314(a). Provide the Company with documents/information necessary to respond to requests under USA PATRIOT Act Sec. 314(a) within required time frames.

4.2	In the event that the Transfer Agent detects activity as a result of the foregoing procedures, which necessitates the filing by the Transfer Agent of a report or notice to the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC), then the Transfer Agent shall also immediately notify the Company.

Resolutions